Exhibit 10AO

     Summary of the Employment Agreement between Haemonetics Corporation and
              Dr. Ulrich Eckert, President Europe and Latin America

The Company and its wholly owned subsidiary, Haemonetics GmbH, are parties to an employment agreement with Dr Ulrich Eckert dated May 27, 2003. The agreement entitles Mr. Eckert to certain salary and benefits as are customarily made available, including participation in the Haemonetics GmbH sponsored pension plan, in exchange for his services as President of Europe and Latin America. The agreement provides for the continuation of his salary and benefits for up to 18 months in the event of his disability or death. While the agreement is for an indefinite period of time, either party to the agreement can terminate the agreement with a termination period of at least twelve months and up to twenty-three months, depending upon the timing of the notice. Additionally, Mr. Eckert's employment could be terminated immediately by the Company; however he would be entitled to a continuation of salary and benefits for the termination period.